Exhibit 10.1

Execution Version

FOUNDER SHARES AGREEMENT

February 22, 2019

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Kaleyra, S.p.A.

65 Via Teodosio

20131

Milan, Italy

Re:     Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain Stock Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of the date hereof, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra, S.p.A., a company with shares formed under the laws of Italy (the “Company”), the shareholders of Kaleyra identified therein (the “Sellers”) and Shareholder Representative Services LLC, as the representative of the Sellers (the “Seller Representative”), and (ii) that certain letter agreement (the “Insider Letter”), dated December 7, 2017, between Buyer and each of GigAcquisitions, LLC, a Delaware limited liability company (“GigAcquisitions”), and Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen”), Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein” and together with GigAcquisitions, Cowen and Silverberg, the “Sponsors”, and each a “Sponsor”), with respect to certain matters, including the transfer of shares of common stock of Buyer (“Common Stock”) held of record by each of the Sponsors (as further described on Exhibit A hereto, the “Founder Shares”). This letter agreement (this “Agreement”) represents the “Founder Shares Agreement” contemplated by the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In order to induce the Buyer and Sellers to enter into the Purchase Agreement and to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor, hereby agrees, for the benefit of Buyer, Sellers and the Seller Representative, as follows:

1. Each Sponsor agrees that, notwithstanding anything to the contrary contained in the Insider Letter, the number of Founder Shares with respect to each Sponsor as is set forth opposite such Sponsor’s name under the column on Exhibit A that corresponds to the range within which the actual Redemption Percentage falls (as to each such Sponsor, its “Sponsor Earnout Shares”) shall be subject to vesting and forfeiture as follows:

(a) 50% of such Sponsor’s Sponsor Earnout Shares (the “2019 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant to Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Revenue multiplied by 1.3 (the “2019 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Adjusted EBITDA multiplied by 1.45 (the “2019 Adjusted EBITDA Target”) and (C) the 2019 Earnout Shares have become issuable as a result thereof. To the extent that the 2019 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2019 is at least 80% of the 2019 Revenue Target but less than the 2019 Revenue Target, then the number of 2019 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2019 is below the 2019 Revenue Target and the remaining 2019 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(a);

(b) 50% of such Sponsor’s Sponsor Earnout Shares (the “2020 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2020 is equal to or greater than the product of the Revenue for Fiscal Year 2019 multiplied by 1.3 (the “2020 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2020 is equal to or greater than the product of Adjusted EBITDA for Fiscal Year 2019 multiplied by 1.45 (the “2020 Adjusted EBITDA Target”) and (C) the 2020 Earnout Shares have become issuable as a result thereof. To the extent that the 2020 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2020 is at least 80% of the 2019 Revenue Target but less than the 2020 Revenue Target, then the number of 2020 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2020 is below the 2020 Revenue Target and the remaining 2020 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(b); and

(c) Any Sponsor Earnout Shares that have not yet vested, or been forfeited in accordance with Section 4(a) or 4(b), shall irrevocably vest if, and concurrently with, Earnout Shares becoming issuable under the Purchase Agreement on account of an Acceleration Event.

2. Each Sponsor hereby irrevocably and unconditionally agrees that, prior to the vesting of such Sponsor’s Sponsor Earnout Shares, such Sponsor shall not Transfer (as defined below) all or any portion of such Sponsor’s Sponsor Earnout Shares, other than to a permitted transferees described in Section 9 of the Insider Letter who enters into a written agreement for the benefit of the parties to this Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of this Agreement; provided that, following such Transfer, such Sponsor continues to beneficially own such transferred Sponsor Earnout Shares for all purposes, including voting rights.

3. “Transfer” shall mean (a) any direct or indirect offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation, grant of any option to purchase or otherwise dispose of, grant of any interest in or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation or other transfer (by operation of law or otherwise), of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the Sponsor Earnout Shares, (b) the entry into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares, whether any such transaction is to be settled by delivery of such Sponsor Earnout Shares or interest in such Sponsor Earnout Shares, in cash or otherwise or (c) the public announcement of any intention to effect any transaction described in clause (a) or (b).

4. (a) If any of the 2019 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (a) of Section 1 have not vested pursuant to such clause (a) of Section 1, then upon the final determination that the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2019 Earnout Shares pursuant to the Purchase Agreement, such number of 2019 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2019 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

(b) If any of the 2020 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (b) of Section 1 have not vested pursuant to such clause (b) of Section 1, then upon the final determination that the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2020 Earnout Shares pursuant to the Purchase Agreement, such number of 2020 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2020 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

For the avoidance of doubt, upon any such forfeiture, such forfeited Sponsor Earnout Shares shall be transferred to Buyer for cancellation and in exchange for no consideration. All certificates representing the Sponsor Earnout Shares will have endorsed legends thereon noting that such Sponsor Earnout Shares are subject to the restrictions set forth in this Agreement and such other applicable restrictions under applicable securities laws.

5. Prior to the vesting of any Sponsor Earnout Shares hereunder, the holder of such Sponsor Earnout Shares shall nevertheless retain the right to vote such Sponsor Earnout Shares until such Sponsor Earnout Shares are forfeited.

6. Until Sponsor Earnout Shares have vested or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Sponsors with respect to their Sponsor Earnout Shares if the Sponsor Earnout Shares had vested prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the Sponsors with respect to the Sponsor Earnout Shares (the “Withheld Amount”). If any securities of the Buyer or any other Person are included in the Withheld Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withheld Amount, whether by way of stock splits or otherwise, shall be delivered to the Buyer and included in the “Withheld Amount”, and will be released to the Buyer or the Sponsors, as applicable, upon the release of the corresponding securities. If and when the Sponsor Earnout Shares vest in accordance with Section 1, the Buyer shall release to each Sponsor, the aggregate amount of the Withheld Amount attributable to such Sponsor’s Sponsor Earnout Shares that have vested and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Sponsor Earnout Shares that have not yet vested until such Sponsor Earnout Shares vest, in which case such remaining Withheld Amount shall be released to the Sponsors with respect to their Sponsor Earnout Shares. If all or any portion of the Sponsor Earnout Shares are forfeited to the Buyer in accordance with Section 4, then the portion of the Withheld Amount attributable to the portion of the Sponsor Earnout Shares that have been forfeited to the Buyer shall be automatically forfeited to Buyer without consideration and with no further action required of any person.

7. This Agreement, together with the Purchase Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns.

9. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission to Buyer, the Company and the Seller Representative at the addresses specified in the Purchase Agreement and to the Sponsors at the addresses set forth on Exhibit A.

12. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

13. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Please indicate your agreement to the foregoing by signing in the space provided below.

GIGACQUISITIONS, LLC

By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Manager

COWEN INVESTMENTS II LLC

By:	/s/ Christopher Weekes
Name: Christopher Weekes
Title: Managing Director

By:	/s/ Irwin Silverberg
Irwin Silverberg

By:	/s/ Jeffrey Bernstein
Jeffrey Bernstein

GIGCAPITAL, INC.

By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

KALEYRA S.P.A

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Kimberley Angilly
Name: Kimberley Angilly
Title: Director

[SIGNATURE PAGE TO FOUNDER SHARES AGREEMENT]

EXHIBIT A

Holder Name and Address for Notices	Total Founder Shares	Vested Founder Shares[1]	Sponsor Earnout Shares (Equals the number of Founder Shares listed opposite each Sponsor in the column for the range within which the actual Redemption Percentage falls)[2]
			Equal to or greater than 87.50%	Greater than 75.00% but less than 87.50%	Greater than 62.50% but less than or equal to 75.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Less than 50.00%
GigAcquisitions, LLC 2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303	3,218,975	1,609,488	1,609,488	1,240,646	871,805	502,965	201,185
Cowen Investments II LLC 599 Lexington Ave New York, NY 10022	561,092	280,546	280,546	216,254	151,962	87,671	35,068
Irwin Silverberg [***]	222,245	111,123	111,123	85,657	60,191	34,726	13,890
Jeffrey Bernstein [***] [***]	24,694	12,347	12,347	9,517	6,688	3,858	1,543
Total	4,027,006	2,013,504	2,013,504	1,552,074	1,090,646	629,220	251,686

[1]	Each Sponsor’s Founder Shares in this column shall not be subject to forfeiture under this Agreement regardless of the Redemption Percentage.
[2]

In addition to the Founder Shares listed under the column headed “Vested Founder Shares”, the portion of each Sponsor’s Founder Shares that do not become Sponsor Earnout Shares, based upon the range within which the actual Redemption Percentage falls, shall not be subject to forfeiture under this Agreement.